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                                    EXHIBIT 2

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                    REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

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                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Section 1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .   1
            "Agreement". . . . . . . . . . . . . . . . . . . . . . . . . . .   1
            "Board". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
            "Common Shares". . . . . . . . . . . . . . . . . . . . . . . . .   1
            "Company". . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
            "Demand Holders" . . . . . . . . . . . . . . . . . . . . . . . .   1
            "Demand Notice". . . . . . . . . . . . . . . . . . . . . . . . .   1
            "Demand Registration". . . . . . . . . . . . . . . . . . . . . .   1
            "Demand Request" . . . . . . . . . . . . . . . . . . . . . . . .   1
            "Employment Agreements". . . . . . . . . . . . . . . . . . . . .   1
            "Holders". . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
            "Initiating Holders" . . . . . . . . . . . . . . . . . . . . . .   1
            "Investors". . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            "Lock-Up Period" . . . . . . . . . . . . . . . . . . . . . . . .   2
            "Merger" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            "Options". . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            "Permitted Transferees". . . . . . . . . . . . . . . . . . . . .   2
            "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            "Piggyback Notice" . . . . . . . . . . . . . . . . . . . . . . .   2
            "Piggyback Registration" . . . . . . . . . . . . . . . . . . . .   2
            "Principals" . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            "Registrable Securities" . . . . . . . . . . . . . . . . . . . .   2
            "Registration Expenses". . . . . . . . . . . . . . . . . . . . .   2
            "Request Deadline" . . . . . . . . . . . . . . . . . . . . . . .   2
            "SEC". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
            "Securities Act" . . . . . . . . . . . . . . . . . . . . . . . .   2
            "Shelf Period" . . . . . . . . . . . . . . . . . . . . . . . . .   2
            "Shelf Registration Statement" . . . . . . . . . . . . . . . . .   2
            "Stock Issuance Agreements". . . . . . . . . . . . . . . . . . .   2
            "Transfer" . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

Section 2.  Restrictions on Transfer of Registrable Securities . . . . . . .   3

            2.1   Lock-Up Period . . . . . . . . . . . . . . . . . . . . . .   3
            2.2   Permitted Transfers. . . . . . . . . . . . . . . . . . . .   3
            2.3   Restrictions on Permitted Transfers by Principals. . . . .   3
            2.4   Rights of Subsequent Holder. . . . . . . . . . . . . . . .   4
            2.5   Legend . . . . . . . . . . . . . . . . . . . . . . . . . .   4

Section 3.  Demand for Registration. . . . . . . . . . . . . . . . . . . . .   4

            3.1   Demand Period. . . . . . . . . . . . . . . . . . . . . . .   4
            3.2   Request Procedure. . . . . . . . . . . . . . . . . . . . .   4
            3.3   Priority on Demand Registration. . . . . . . . . . . . . .   5
            3.4   Company's Ability to Postpone. . . . . . . . . . . . . . .   6

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            3.5   Shelf Registration . . . . . . . . . . . . . . . . . . . .   6
            3.6   Limitation on Demand Registration. . . . . . . . . . . . .   6
            3.7   Effective Registration . . . . . . . . . . . . . . . . . .   6

Section 4.  Piggyback Registrations. . . . . . . . . . . . . . . . . . . . .   7

            4.1   Right to Piggyback . . . . . . . . . . . . . . . . . . . .   7
            4.2   Priority on Primary Registrations. . . . . . . . . . . . .   7
            4.3   Priority on Secondary Registrations. . . . . . . . . . . .   7
            4.4   Selection of Underwriters. . . . . . . . . . . . . . . . .   7

Section 5.  Right to Deny Registration . . . . . . . . . . . . . . . . . . .   7

Section 6.  Holdback Agreements. . . . . . . . . . . . . . . . . . . . . . .   7

Section 7.  Registration Procedures. . . . . . . . . . . . . . . . . . . . .   8

            7.1   Obligations of the Company . . . . . . . . . . . . . . . .   8
                  7.1.1  Registration Statement. . . . . . . . . . . . . . .   8
                  7.1.2  Amendments and Supplements. . . . . . . . . . . . .   8
                  7.1.3  Provision of Copies . . . . . . . . . . . . . . . .   8
                  7.1.4  Blue Sky Laws . . . . . . . . . . . . . . . . . . .   8
                  7.1.5  Antifraud Rules . . . . . . . . . . . . . . . . . .   9
                  7.1.6  Securities Exchange Listings. . . . . . . . . . . .   9
                  7.1.7  Transfer Agent and Registrar. . . . . . . . . . . .   9
                  7.1.8  Underwriting Agreements . . . . . . . . . . . . . .   9
                  7.1.9  Due Diligence . . . . . . . . . . . . . . . . . . .   9
                  7.1.10 Compliance; Earning Statement . . . . . . . . . . .   9
                  7.1.11 Deemed Underwriters or Controlling Persons. . . . .   9
                  7.1.12 Management Availability . . . . . . . . . . . . . .  10
                  7.1.13 Stop Orders . . . . . . . . . . . . . . . . . . . .  10
                  7.1.14 Comfort Letter. . . . . . . . . . . . . . . . . . .  10

            7.2   Further Assurances . . . . . . . . . . . . . . . . . . . .  10

            7.3   Notice to Suspend Offers and Sales . . . . . . . . . . . .  10

Section 8.  Registration Expenses. . . . . . . . . . . . . . . . . . . . . .  10

            8.1   Expenses Borne by Company. . . . . . . . . . . . . . . . .  10
            8.2   Expenses Borne by Selling Holders. . . . . . . . . . . . .  10

Section 9.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .  10

            9.1   Indemnification by Company . . . . . . . . . . . . . . . .  10
            9.2   Indemnification by Holder. . . . . . . . . . . . . . . . .  11
            9.3   Assumption of Defense by Indemnifying Party. . . . . . . .  11
            9.4   Binding Effect . . . . . . . . . . . . . . . . . . . . . .  11

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Section 10. Participation in Underwritten Registrations. . . . . . . . . . .  12

Section 11. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . .  12

            11.1  No Inconsistent Agreements . . . . . . . . . . . . . . . .  12
            11.2  Adjustments Affecting Securities . . . . . . . . . . . . .  12
            11.3  Remedies . . . . . . . . . . . . . . . . . . . . . . . . .  12
            11.4  Term . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
            11.5  Amendments and Waivers . . . . . . . . . . . . . . . . . .  12
            11.6  Successors and Assigns . . . . . . . . . . . . . . . . . .  12
            11.7  Severability . . . . . . . . . . . . . . . . . . . . . . .  12
            11.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . .  13
            11.9  Descriptive Headings . . . . . . . . . . . . . . . . . . .  13
            11.10 Governing Law. . . . . . . . . . . . . . . . . . . . . . .  13
            11.11 Notices. . . . . . . . . . . . . . . . . . . . . . . . . .  13

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                    REGISTRATION RIGHTS AND LOCK-UP AGREEMENT


            THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this "Agreement") is made and entered into as of this 30th day of June, 1995 by and between CRIIMI MAE Inc., a Maryland corporation (the "Company"), and the parties set forth in Exhibit A attached hereto (the "Investors").

            WHEREAS, the Investors are acquiring simultaneously herewith shares of the Company's common stock, par value $.01 per share ("Common Shares"), in connection with a merger in which CRIIMI MAE Management, Inc., a Maryland corporation and a wholly owned subsidiary of the Company ("CRIIMI Management"), is the surviving corporation (the "Merger"); and

            WHEREAS, the Investors currently are members of the Company's Board of Directors (the "Board") and/or are officers of the Company; and

            WHEREAS, it is a condition to the Merger that the parties enter into this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

            Section 1.  DEFINITIONS.

                  "AGREEMENT" is defined in the Preamble to this Agreement.

                  "BOARD" is defined in the Recitals to this Agreement.

                  "COMMON SHARES" is defined in the Recitals to this Agreement.

                  "COMPANY" is defined in the Preamble to this Agreement.

                  "CRIIMI MANAGEMENT" is defined in the Recitals to this Agreement.

                  "DEMAND HOLDERS" is defined in Section 3.2.2.

                  "DEMAND NOTICE" is defined in Section 3.2.1.

                  "DEMAND REGISTRATION" is defined in Section 3.1.

                  "DEMAND REQUEST" is defined in Section 3.2.1.

                  "EMPLOYMENT AGREEMENTS" means the employment agreements between the Principals and CRIIMI Management dated April 20, 1995, and the employment agreements between the Investors (other than the Principals) and CRIIMI Management dated the date of this Agreement.

                  "HOLDER" means any Person owning or who has the right to acquire Registrable Securities whether or not such acquisition has actually been effected.

                  "INITIATING HOLDERS" is defined in Section 3.2.1.
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                  "INVESTORS" is defined in the Preamble to this Agreement and in Section 2.2.

                  "LOCK-UP PERIOD" is defined in Section 2.1.

                  "MERGER" is defined in the Recitals to this Agreement.

                  "OPTIONS" means options to purchase Common Shares issued to the Investors pursuant to or in connection with the Employment Agreements.

                  "PERMITTED TRANSFERS" is defined in Section 2.2.

                  "PERSON" means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and government or any department or agency thereof.

                  "PIGGYBACK NOTICE" is defined in Section 4.1.

                  "PIGGYBACK REGISTRATION" is defined in Section 4.1.

                  "PRINCIPALS" means William B. Dockser and H. William
Willoughby.

                  "REGISTRABLE SECURITIES" means the Common Shares issued to the Investors on the date of this Agreement and any Common Shares issued or issuable with respect to such Common Shares by way of replacement, share dividend, share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (a) sold to the public pursuant to an offering registered under the Securities Act, (b) sold to the public in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or (c) otherwise transferred and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a legend restricting further transfer.

                  "REGISTRATION EXPENSES" is defined in Section 8.1.

                  "REQUEST DEADLINE" is defined in Section 3.2.1.

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

                  "SHELF PERIOD" is defined in Section 3.5.

                  "SHELF REGISTRATION STATEMENT" means a shelf registration statement filed with the Commission pursuant to Rule 415 of Regulation C under the Securities Act (or any successor rule).

                  "STOCK ISSUANCE AGREEMENTS" means the Stock Issuance Agreements dated the date hereof between the Company and each of the Investors other than the Principals.

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                  "TRANSFER" is defined in Section 2.1.

            Section 2.  RESTRICTIONS ON TRANSFER OF REGISTRABLE SECURITIES.

                  2.1 LOCK-UP PERIOD. Without the express prior written consent of the Company, each of the Investors severally agrees that, except as set forth in Section 2.2, he or she will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of (or announce any offer, sale, contract of sale or other disposition of) ("Transfer") any Registrable Securities for a period ending on the earlier of (a) three (3) years after the date of this Agreement or (b) the date the employment of an Investor terminates unless such termination is for Cause (as defined in the Employment Agreements) or is a result of such Investor's voluntary resignation (the "Lock-Up Period").

                  2.2   PERMITTED TRANSFERS.    Subject to the terms of the
Stock Issuance Agreements and except as set forth in Section 2.3, the restrictions contained in this Section 2 will not apply with respect to any of the following transactions (each, a "Permitted Transfer"):

                        2.2.1 an Investor who is a natural person may Transfer Registrable Securities to (a) his or her spouse, children of a spouse, siblings, parents or any natural or adopted children or other descendants or to any personal trust in which such family members or such Investor retain the entire beneficial interest or to any charitable trust in which such family members or such Investor has some beneficial interest or (b) one or more entities that are wholly owned and controlled, legally and beneficially, by such Investor;

                        2.2.2 an Investor that is a corporation, partnership or other business entity and a transferee pursuant to a Permitted Transfer may Transfer Registrable Securities (a) to one or more other entities that are wholly owned and controlled, legally and beneficially, by such Investor or by a Person or Persons that directly or indirectly wholly owns and controls such Investor or (b) by distributing such Registrable Securities in a liquidation, winding up or otherwise without consideration to the equity owners of such corporation, partnership or business entity or to any other corporation, partnership or business entity that is wholly owned by such equity owners;

                        2.2.3 an Investor may Transfer Registrable Securities on his or her death to such Investor's estate, executor, administrator or personal representative or to such Investor's beneficiaries, including charitable beneficiaries, pursuant to a devise or bequest or by the laws of descent and distribution;

                        2.2.4 an Investor may Transfer Registrable Securities either as a bona fide inter vivos gift or bequest to any charity, to any public or private charitable foundation, or to any trust for the benefit of charity such as a charitable remainder or charitable lead trust; and

                        2.2.5 an Investor may Transfer Registrable Securities pursuant to a pledge, grant of security interest or other encumbrance effected in a bona fide transaction with an unrelated and unaffiliated institutional lender.

If any Investor Transfers Registrable Securities as described in this Section 2.2, such Registrable Securities shall remain subject to this Agreement and, as a condition of the validity of such Transfer, the transferee (and any pledgee or other Person acquires Common Shares upon foreclosure thereof) shall be required to execute and deliver a counterpart of this Agreement. Thereafter, such transferee shall be deemed to be an Investor for purposes of this Agreement.

                  2.3 RESTRICTIONS ON PERMITTED TRANSFERS BY PRINCIPALS. Notwithstanding the foregoing, during the Lock-Up Period the number of Registrable Securities which a Principal may dispose of by a Permitted Transfer shall not equal or exceed fifty percent (50%) of the Common Shares issued to such Principal in the Merger, as adjusted to account for any Common Shares issued or issuable with respect to such Common Shares by way of replacement, share dividend, share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

                  2.4 RIGHTS OF SUBSEQUENT HOLDER. Subject to the foregoing restrictions, the Company and the Investors hereby agree that any subsequent Holder of Registrable Securities shall be entitled to all benefits hereunder as a Holder of such securities; provided, however, that any securities constituting "Excess Stock" under the Company's Articles of Incorporation shall not constitute Registrable Securities under this Agreement and shall not entitle the holder thereof to the benefits hereunder as a Holder of Registrable Securities.

                  2.5 LEGEND. Each certificate representing the Registrable Securities shall bear a legend substantially in the following form:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE
                  ARE SUBJECT TO THE TERMS OF A REGISTRATION
                  RIGHTS AND LOCK-UP AGREEMENT WITH CRIIMI MAE
                  INC. DATED JUNE 30, 1995 AND MAY NOT BE
                  TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
                  IN ADDITION, SUCH SHARES HAVE NOT BEEN
                  REGISTERED UNDER THE SECURITIES ACT OF 1933,
                  AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR
                  OTHERWISE TRANSFERRED, PLEDGED, OR
                  HYPOTHECATED UNLESS AND UNTIL SUCH SHARES
                  ARE REGISTERED UNDER SUCH ACT OR AN OPINION
                  OF COUNSEL SATISFACTORY TO CRIIMI MAE INC.
                  IS OBTAINED TO THE EFFECT THAT SUCH
                  REGISTRATION IS NOT REQUIRED.

            Section 3.  DEMAND REGISTRATION.

                  3.1 DEMAND PERIOD. Commencing 90 days prior to the end of the Lock-Up Period, subject to the terms and conditions set forth herein, the Holders as a group will have a total of two (2) opportunities, in addition to other rights enumerated in this Agreement, to request registration under the Securities Act of all or part of their Registrable Securities (a "Demand Registration"), provided that the earliest effective date of any such registration shall be the first business day following the end of the Lock-Up Period.

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                  3.2   REQUEST PROCEDURE.

                        3.2.1 Holders of not less than 50,000 issued and outstanding Common Shares that are Registrable Securities may make a written request (a "Demand Request") for a Demand Registration. A Demand Request from any Holder or Holders (the "Initiating Holders") shall (a) set forth the number of Registrable Securities intended to be sold pursuant to the Demand Registration, (b) disclose whether all or any portion of a distribution pursuant to such a registration will be sought by means of an underwriting, and (c) disclose the identification of any underwriter or underwriters proposed for the underwritten portion, if any, of such registration. Within 10 days after receipt of such Demand Request, the Company will give written notice (the "Demand Notice") of such request to all other Holders. The Company will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the Company's notice is sent (the "Request Deadline"). Each Demand Request in response to the Company's notice shall specify the information described in clauses (a), (b) and (c) above.

                        3.2.2 The Company shall, subject to the provisions of Sections 3.2.3 and 8, (a) use its best efforts to prepare and file as soon as practicable with the SEC a registration statement under the Securities Act with respect to all the Registrable Securities that the Initiating Holders and other Holders (the "Demand Holders") requested in a timely fashion to be registered in the Demand Requests, (b) use its best efforts to cause such registration statement to become effective as soon as practicable (but in no event earlier than the end of the Lock-Up Period), and (c) keep such registration statement effective until the earlier of (i) such time as the Demand Holders shall have sold or otherwise disposed of all of their Registrable Securities included in the registration, or (ii) nine months following the effective date of such registration.

                        3.2.3 If the Demand Holders desire to distribute all or part of the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company in writing in the Demand Request as described in Section 3.2.1. A determination of whether all or part of the distribution will be by means of an underwriting shall be made by Demand Holders holding a majority of the Registrable Securities to be included in the registration. If all or part of the distribution is to be by means of an underwriting, all subsequent decisions concerning the underwriting which are to be made by the Demand Holders pursuant to the terms of this Agreement, which shall include the selection of the underwriter or underwriters to be engaged and the representative, if any, of the underwriters so engaged, shall be made by the Demand Holders of a majority of the Registrable Securities to be included in the underwriting, subject to approval by the Board, which approval shall not be withheld unreasonably. Within ten (10) days after the Request Deadline, the Company shall give written notice informing all Demand Holders whether all, part or none of the distribution is expected to be made by means of an underwriting, and, if more than one means of distribution is contemplated, may require Demand Holders to notify the Company of the means of distribution of their Registrable Securities to be included in the registration. The right of any Demand Holder to include all or any portion of its Registrable Securities in an underwriting shall be conditioned upon the Company's having received a timely written request for such inclusion in the Demand Request (which right shall be further conditioned to the extent provided in this Agreement). All Demand Holders proposing to distribute their Registrable Securities through an underwriting shall (together with the Company as provided in Section 7.1.8) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

                        3.2.4  Notwithstanding any other provision of this
Section 3, if an underwriter advises the Demand Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among the Demand Holders in proportion (as nearly as practicable) to the respective amounts of Registrable Securities each Demand Holder otherwise sought to have registered pursuant to its Demand Request (or in such other proportion as they shall mutually agree). Registrable Securities excluded or withdrawn from the underwriting in accordance with this Section 3.2.4 shall be withdrawn from the registration.

                  3.3 PRIORITY ON DEMAND REGISTRATION. The Company will not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the shares of Registrable Securities included in such registration. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of securities that can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the shares of Registrable Securities requesting registration, the Company will include in such registration prior to the inclusion of any securities which are not Registrable Securities the number of shares of Registrable Securities requested to be included that in the opinion of such underwriters can be sold in an orderly manner within such acceptable price range, pro rata among the respective Holders thereof on the basis of the number of shares of Registrable Securities owned by each such Holder.

                  3.4 COMPANY'S ABILITY TO POSTPONE. The Company shall have the right to postpone the filing of a registration statement under Section 3.2.2 for a reasonable period of time (not exceeding 90 days) if the Company furnishes the holders of Registrable Securities requesting registration a certificate signed by the Chairman of the Board or the President of the Company stating that, in his good faith judgment, he has determined that effecting the registration at such time would adversely affect a material financing, acquisition, disposition of assets or stock, merger or other comparable transaction.

                  3.5 SHELF REGISTRATION. If, at the time of a Demand Request, a Shelf Registration Statement is effective (or in the case of a Demand Request made prior to the end of the Lock-Up Period, will be effective as of the first business day following the end of the Lock-Up Period) and may be used for the registration and sale of the Registrable Securities which are the subject of the Demand Request, the Company shall so advise the Holders, including the Initiating Holders, in the Demand Notice and any Holders wishing to include Registrable Securities in such Shelf Registration Statement shall so advise the Company in a Demand Request by the Response Deadline. The Company shall not be obligated to file a Demand Registration statement if such a Shelf Registration Statement is available. The Company agrees to use its reasonable efforts to keep such Shelf Registration Statement continuously effective for a period commencing no sooner than the first business day after the end of the Lock-Up Period and expiring on the earlier of (a) the date on which all of the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant thereto and (b) nine months after the Registrable Securities are saleable pursuant to the Shelf Registration Statement (the "Shelf Period"). The Company further agrees to amend the Shelf Registration Statement if and as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or any rules and regulations thereunder. The Company may, in the exercise of its sole discretion, extend the Shelf Registration Statement for a period beyond the Shelf Period but shall in no event be required to do so.

                  3.6 LIMITATION ON DEMAND REGISTRATION. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to honor any Demand Request if (a) it has, within the 12-month period immediately preceding such Demand Request, received a Demand Request pursuant to which a Demand Registration became effective; (b) at the time of the Demand Request, a Shelf Registration Statement is available in accordance with Section 3.5; (c) a Piggyback Registration is available pursuant to Section 4 for the registration of the Registrable Securities covered by the Demand Request or a Piggyback Notice with respect to such a Piggyback Registration was delivered by the Company within 30 days prior to the Demand Request; or (d) registration is not required under Section 5 of the Securities Act.

                  3.7 EFFECTIVE REGISTRATION. A registration will not count as a Demand Registration until it has become effective (unless the Holders demanding such registration withdraw all of the Registrable Securities, in which case such demand will count as a Demand Registration unless the holders of such Registrable Securities agree to pay all Registration Expenses).

            Section 4.  PIGGYBACK REGISTRATIONS.

                  4.1 RIGHT TO PIGGYBACK. After the end of the Lock-Up Period, if the Company proposes to undertake an offering of Common Shares for its account or the account of others and the registration form to be used for such offering may be used for the registration of Registrable Securities (a "Piggyback Registration"), the Company will give prompt written notice to all Holders of its intention to effect such a registration (each, a "Piggyback Notice") and, subject to Sections 4.2, 4.3 and 5, the Company will include in such registration all Registrable Securities with respect to which the Company has received written requests ("Piggyback Requests") for inclusion therein within 15 days after the date of sending the Piggyback Notice.

                  4.2 PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner within a price range acceptable to the Company, the Company will include in such registration (a) first, the securities the Company proposes to sell and (b) second, if any, the Registrable Securities requested to be included in such Registration and any other securities requested to be included in such registration that are held by Persons other than the Holders of Registrable Securities pursuant to registration rights, pro rata among the Holders of Registrable Securities and the holders of such other securities requesting such registration on the basis of the number of shares of such securities owned by each such holder.

                  4.3 PRIORITY ON SECONDARY REGISTRATIONS. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities other than the Holders, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, the Company will include in such registration (a) first, the securities requested to be included therein by the holders requesting such registration and (b) second, if any, the Registrable Securities requested to be included in such registration, pro rata among the Holders requesting such registration on the basis of the number of shares of such securities owned by each such Holder.

                  4.4 SELECTION OF UNDERWRITERS. In the case of an underwritten Piggyback Registration, the Company will have the right to select the investment banker(s) and manager(s) to administer the offering.

            Section 5. RIGHT TO DENY REGISTRATION. Notwithstanding the provisions of Sections 3 or 4, the Company shall not be required to register Registrable Securities if, within 25 days of its receipt of a Demand Request or a Piggyback Request or at any time a registration statement pursuant to Section 3 or 4 is effective, counsel for the Company delivers an opinion to the Holder of such Registrable Securities that the entire amount of Registrable Securities proposed to be sold by such Holder may be sold pursuant to the provisions of Rule 144 under the Securities Act (or any successor rule) within a period of not more than 90 days from the date of such opinion or otherwise does not require registration under the Securities Act.

            Section 6. HOLDBACK AGREEMENTS. The Company agrees (a) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 10-day period prior to and during the 60-day period following the effective date of any underwritten Demand Registration (except pursuant to (i) registrations on Form S-8 or any successor form, (ii) registrations on Form S-4 or any successor form, (iii) registrations of Common Shares in connection with the exercise of outstanding warrants, and (iv) registrations of securities in connection with a dividend reinvestment plan, if any, of the Company on form(s) applicable to such securities) unless the underwriters managing the registered public offering otherwise agree, and (b) to use its reasonable efforts to obtain agreements from its officers, directors and affiliated stockholders (including, without limitation, each holder of more than five percent (5%) of the outstanding Common Shares), not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree. The initial Investors agree to the restriction set forth in clause (b) of the immediately preceding sentence.

            Section 7. REGISTRATION PROCEDURES. Whenever the Holders have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof and pursuant thereto the Company will as expeditiously as possible:

                  7.1   OBLIGATIONS OF THE COMPANY.


                        7.1.1 REGISTRATION STATEMENT. Prepare and file with the SEC (except with respect to a Shelf Registration Statement which is already effective) a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective (PROVIDED that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will upon request, to the extent practicable, furnish to the counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the reasonable review of such counsel);

                        7.1.2 AMENDMENTS AND SUPPLEMENTS. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period required by the intended method of disposition or to describe the terms of any offering made from an effective Shelf Registration Statement, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

                        7.1.3 PROVISION OF COPIES. Furnish to each seller of Registrable Securities the number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

                        7.1.4 BLUE SKY LAWS. Use its reasonable efforts to register or qualify such Registrable Securities under the securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (PROVIDED that the Company will not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 7.1.4, (b) subject itself to taxation in any such jurisdiction, (c) consent to general service of process in any such jurisdiction, or (d) qualify such Registrable Securities in a given jurisdiction where, in the sole discretion of the Company, expressions of investment interest are not sufficient in such jurisdiction to reasonably justify the expense of qualification in that jurisdiction or where such qualification would require the Company to register as a broker or dealer in such jurisdiction);

                        7.1.5 ANTIFRAUD RULES. Notify each seller of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event known to the Company as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and in such event, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

                        7.1.6 SECURITIES EXCHANGE LISTINGS. Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and qualify such Registrable Securities for trading on each system on which similar securities issued by the Company are from time to time qualified;

                        7.1.7 TRANSFER AGENT AND REGISTRAR. Provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement and thereafter maintain such a transfer agent and registrar;

                        7.1.8 UNDERWRITING AGREEMENTS. Enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

                        7.1.9 DUE DILIGENCE. Make available for inspection by any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant or agent in connection with such registration statement;

                        7.1.10 COMPLIANCE; EARNING STATEMENT. Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its securityholders, as soon as reasonably practicable, an earning statement covering a period of at least 12 months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                        7.1.11 DEEMED UNDERWRITERS OR CONTROLLING PERSONS. Permit any Holder which, in the Company's sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Holder and its counsel should be included;

                        7.1.12 MANAGEMENT AVAILABILITY. In connection with underwritten offerings, make available appropriate management personnel for participation in the preparation and drafting of such registration or comparable statement, for due diligence meetings and for "road show" meetings;

                        7.1.13 STOP ORDERS. In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any common stock included in such registration statement for sale in any jurisdiction, the Company will use its reasonable efforts promptly to obtain the withdrawal of such order; and

                        7.1.14 COMFORT LETTER. Obtain a comfort letter from the Company's independent public accountants addressed to the selling Holders of Registrable Securities in customary form and covering such matters of the type customarily covered by comfort letters as the Holders of a majority of the Registrable Securities being sold reasonably request.

                  7.2 FURTHER ASSURANCES. The Company may require each Holder of Registrable Securities to furnish to the Company in writing such information regarding the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing.

                  7.3 NOTICE TO SUSPEND OFFERS AND SALES. Each Investor severally agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 7.1.5 or 7.1.13, such Investor will forthwith discontinue disposition of Common Shares pursuant to a registration hereunder until receipt of the copies of an appropriate supplement or amendment to the prospectus under Section 7.1.5 or until the withdrawal of such order under Section 7.1.13.


            Section 8.  REGISTRATION EXPENSES.

                  8.1 EXPENSES BORNE BY COMPANY. Except as specifically otherwise provided in Section 8.2, the Company will be responsible for payment of all expenses incident to any registration hereunder, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants and other

Persons retained by the Company (all such expenses borne by the Company herein called the "Registration Expenses").

                  8.2 EXPENSES BORNE BY SELLING HOLDERS. The selling Holders will be responsible for payment of their own legal fees, underwriting fees and brokerage discounts, commissions and other sales expenses incident to any registration hereunder, with any such expenses which are common to the selling Holders divided among such Holders (including the Company and holders of the Company's securities other than Registrable Securities, to the extent that securities are being registered on behalf of such Persons) pro rata on the basis of the number of shares being registered on behalf of each such Holder, or as such Holders may otherwise agree.

            Section 9.  INDEMNIFICATION.

                  9.1 INDEMNIFICATION BY COMPANY. The Company agrees to indemnify, to the extent permitted by law, each Holder, its officers, directors and trustees and each Person who controls (within the meaning of the Securities
Act) such Holder against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein or by such Holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such Holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls (within the meaning of the Securities Act) such underwriters at least to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

                  9.2 INDEMNIFICATION BY HOLDER. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each Person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder; PROVIDED that the obligation to indemnify will be limited to the net amount of proceeds received by such Holder from the sale of Registrable Securities pursuant to such registration statement. In connection with an underwritten offering, each such Holder will indemnify such underwriters, their officers and directors and each Person who controls (within the meaning of the Securities Act) such underwriters at least to the same extent as provided above with respect to the indemnification of the Company.

                  9.3 ASSUMPTION OF DEFENSE BY INDEMNIFYING PARTY. Any Person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (b) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

                  9.4 BINDING EFFECT. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason. Each Holder also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event such Holder's indemnification is unavailable for any reason.

            Section 10. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

            Section 11. MISCELLANEOUS.

                  11.1 NO INCONSISTENT AGREEMENTS. The Company will not hereafter enter into any agreement with respect to its securities which violates the rights granted to the Holders in this Agreement.

                  11.2 ADJUSTMENTS AFFECTING SECURITIES. The Company will not effect a stock split or a combination of shares or a similar reclassification of its securities which would materially and adversely affect the marketability of such securities in any registration undertaken pursuant to this Agreement.

                  11.3 REMEDIES. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

                  11.4 TERM. Except as specifically otherwise provided herein, the provisions of this Agreement shall apply until the earliest of such time as
(a) all Registrable Securities have ceased to be Registrable Securities hereunder, (b) all remaining Registrable Securities that have not been resold to the public may be resold pursuant to Rule 144 under the Securities Act within a three month period, or (c) 10 years from the date of this Agreement.

                  11.5 AMENDMENTS AND WAIVERS. The provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and Holders of a majority of the then outstanding Registrable Securities.

                  11.6 SUCCESSORS AND ASSIGNS. Subject to Section 2, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made but subject in any case to Section 2, the provisions of this Agreement which are for the benefit of purchasers or Holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent Holder of such securities.

                  11.7 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                  11.8 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

                  11.9 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  11.10 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

                  11.11 NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to each Investor at the address indicated on the records of the Company and to the Company at the address indicated below:

                  CRIIMI MAE Inc.
                  11200 Rockville Pike
                  Rockville, Maryland  20852
                  Attention:  Deborah A. Linn, General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and each of the Investors has signed this Agreement, all as of the date first above written.

                                        CRIIMI MAE INC.


                                        By:  /s/
                                            ------------------------------------
                                             Name:   H. William Willoughby
                                             Title:    President


                                        THE INVESTORS:


                                         /s/
                                        ----------------------------------------
                                        William B. Dockser


                                         /s/
                                        ----------------------------------------
                                        H. William Willoughby


                                         /s/
                                        ----------------------------------------
                                        Jay R. Cohen


                                         /s/
                                        ----------------------------------------
                                        Frederick J. Burchill


                                         /s/
                                        ----------------------------------------
                                        Deborah A. Linn


                                         /s/
                                        ----------------------------------------
                                        Cynthia O. Azzara

                                    EXHIBIT A


William B. Dockser
H. William Willoughby
Jay R. Cohen
Frederick J. Burchill
Deborah A. Linn
Cynthia O. Azzara